                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)


                                SYNTELLECT, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   87161L105
                                 (CUSIP Number)

      MICHAEL D. KAUFMAN  2471 E. BAYSHORE RD. #520, PALO ALTO, CA 94303,
                                 (415-424-0151)
 (Name, Address, and Telephone Number of Person Authorized to Receive Notices
                              and Communications)


                                     2/7/97
            (Date of Event which Requires Filing of this Statement)

                                  SCHEDULE 13D


CUSIP NO. 87161L105                                          PAGE 2 OF 8 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


         MK GVD Fund, a California Limited Partnership  94-3189969
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            WC
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(a) or 2(b)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
        California
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                            1,070,000
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY            0
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING              1,070,000
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                            0
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,070,000
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        8.0%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
        PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP NO. 87161L105                                          PAGE 3 OF 8 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


         MK GVD Management, a California Limited Partnership  94-3189968
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            NA
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(a) or 2(b)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
        California
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                            1,070,000
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY            0
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING              1,070,000
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                            0
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,070,000
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        8.0%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
        PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP NO. 87161L105                                          PAGE 4 OF 8 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Michael D. Kaufman  ###-##-####
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*

        PF (for shares w/sole voting and dispositive power)
        WC (for shares w/shared voting and dispositive power)
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(a) or 2(b)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
        U.S.A.
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                            100,000
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY            1,070,000
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING              100,000
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                            1,070,000
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,170,000
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        8.7%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
        IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP NO. 87161L105                                            PAGE 5 OF 8 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Gregory P. Lahann   ###-##-####
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*

        N/A
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(a) or 2(b)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                            0
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY            1,070,000
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING              0
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                            1,070,000
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,070,000
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        8.0%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
        IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                    SCHEDULE 13D


ITEM 1.  SECURITY AND ISSUER

Common Stock

Syntellect, Inc.
1000 Holcomb Woods Pkwy
Roswell, GA 30076-2585

ITEM 2.  IDENTITY AND BACKGROUND

(A)      MK GVD Fund (MKGVDF)
         MK GVD Management (MKGVDM)
         Michael D. Kaufman (Kaufman)
         Gregory P. Lahann (Lahann)

(b)      2471 E. Bayshore Rd., Suite 520
         Palo Alto, CA 94303

c)       MKGVDF:  Venture Capital Fund
         MKGVDM: General partner entity of MKGVDF
         Kaufman: management of venture capital funds.
         Lahann:  management of venture capital funds.

(d)      None

(e)      None

(f)      MKGVDF and MKGVDM:  California Limited Partnerships
         Kaufman and Lahann:  USA


ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

MKGVDF:  Working capital; $4,153,386
MKGVDM:  N/A (beneficial owner only)
Kaufman: Personal Funds: $414,250 (for 100,000 shares purchased directly); N/A (for remainder of shares - beneficial owner only)
Lahann:  N/A (beneficial owner only)

ITEM 4.  PURPOSE OF TRANSACTION

Investment.

(a) None
(b) None
(c) None
(d) None
(e) None
(f) None
(g) None
(h) None
(i) None
(j) None

ITEM 5.  INTEREST IN SECURITIES OF ISSUER

(a)      MKGVDF:   1,070,000 shares Common Stock (8.0% of class)
         MKGVDM:   1,070,000 shares Common Stock (8.0% of class)
         Kaufman:  1,170,000 shares Common Stock (8.7% of class)
         Lahann:   1,070,000 shares Common Stock (8.0% of class)

(b) MKGVDF: sole power to vote or to direct the vote of, and to dispose or to direct the disposition of, 1,070,000 shares.
         MKGVDM: sole power to vote or to direct the vote of, and to dispose or to direct the disposition of, 1,070,000 shares.
         Kaufman: sole power to vote or to direct the vote of, and to dispose or to direct the disposition of, 100,000 shares; shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, 1,070,000 shares.
         Lahann: shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, 1,070,000 shares.

(c) MKGVDF: Open market purchase for cash of 20,000 shares on 12/17/96 at $4.23 per share; Private purchase for cash of 1,050,000 shares at $3 7/8 per share on 12/30/96 from Bull HN Information Systems, Inc..
         MKGVDM:  Beneficial owner of above shares owned by MKGVDF.
         Kaufman: Open market purchase for cash of 75,000 shares from 12/17/96 to 12/27/96 at an average price of $4.19 per share; Open market purchase for cash of 25,000 shares on 2/7/97 at $4.00 per share.
         Lahann: Beneficial owner of above shares owned by MKGVDF.

(d)      N/A.

(e)      N/A.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         N/A.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

         N/A


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


    February 14, 1997                  /s/ Michael D. Kaufman
----------------------------        -----------------------------------------
Date                                   Michael D. Kaufman,
                                       individually, and on behalf of
                                       MKGVD Fund in his capacity as a
                                       general partner of MKGVD
                                       Management, which is the general
                                       partner of MKGVD Fund, and on
                                       behalf of MKGVD Management,
                                       in his capacity as a general partner
                                       thereof.

                                       /s/ Gregory Lahann
                                    -----------------------------------------
                                       Gregory Lahann,
                                       individually, and on behalf of
                                       MKGVD Fund in his capacity as a
                                       general partner of MKGVD
                                       Management, which is the general
                                       partner of MKGVD Fund, and on
                                       behalf of MKGVD Management,
                                       in his capacity as a general partner
                                       thereof.